UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2020

IOTA COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27587	22-3586087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Hamilton Street, Suite 1010
Allentown, PA 18101
(Address of principal executive offices)

Registrant’s telephone number, including area code: (855) 743-6478

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01
Entry into a Material Definitive Agreement.

On August 31, 2020, Iota Communications, Inc. (the “Company”) entered into a Debt Restructuring Agreement with Forced Conversion Rights (the “Restructuring Agreement”), by and between the Company and AIP Asset Management Inc., in its capacity as Security Agent (“AIP”), under a Note Purchase Agreement, dated as of October 31, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Note Purchase Agreement”), between the Company, AIP, and AIP Convertible Private Debt Fund L.P. f/k/a/ AIP Global Macro Fund L.P, and any other parties that become Noteholders from time to time, collectively (the “Noteholders”).

In connection with the Restructuring Agreement; all outstanding notes previously issued under the Note Purchase Agreement were cancelled. In addition, the 14,673,800 shares of common stock and 21,350,000 warrants to purchase shares of common stock previously issued to the Noteholders, and the Company’s obligation to issue an additional 2,000,000 shares of common stock to the Noteholders, were cancelled. The canceled notes, shares, and warrants were replaced with a secured convertible replacement note (the “Replacement Note”) and a secured convertible royalty note (the “Royalty Note”). Upon execution of the Restructuring Agreement, the Company borrowed an additional $1,100,000 under the Replacement Note.

The Replacement Note, with a principal balance of $9,000,000, and the Royalty Note, with a principal balance of $6,000,000 (collectively, the “Notes”), both mature on November 30, 2021, unless earlier converted in accordance with the terms of the Restructuring Agreement.

The Notes bear interest at a rate of 10% per annum, provided that during an event of default, they will bear interest at a rate of 20% per annum. The Company has prepaid interest on the Replacement Note through December 31, 2020. Beginning January 1, 2021, interest on the Replacement Note will be calculated monthly with 4% payable monthly, and 6% added monthly to the outstanding principal balance until the entire principal balance has been repaid in full. Interest on the Royalty Note will be calculated monthly and added to the outstanding principal balance.

In addition, and as specified within the Royalty Note, the Company will pay the Noteholders a royalty equal to 5% of the Company’s revenues, with the first payment made no later than September 20, 2021 for the Company’s fiscal year ending May 31, 2021. Thereafter, and until the Royalty Note is fully repaid or converted, the royalty payments are due monthly, in arrears, in an amount equal to 5% of the Company’s revenues for such month.

The Company may elect to convert all or part of the principal balance, together with accrued and unpaid interest and any other amount then payable under the Notes, into Units (defined below) at any time all of the conditions specified within the Restructuring Agreement are met., at a conversion price of $0.12 (subject to adjustment as provided in the Restructuring Agreement) (the “Conversion Price”). Each Noteholder has the right, at such Noteholder’s option, at any time, to convert all or part of the Notes, together with accrued and unpaid interest and any other amount then payable under the Notes, into Units, at the Conversion Price. A Unit consists of one share of common stock of the Company and one warrant entitling the holder thereof to subscribe for one share of common stock of the Company for a period of 60 months from the date of issuance at an exercise price of $0.12 per share (subject to adjustment as provided in the Restructuring Agreement).

The Restructuring Agreement waives compliance by the Company, and any default associated with the Company’s failure to comply with certain monthly paydown and financial covenants under the Note Purchase Agreement provided the Company meets three specific criteria by the specified deadlines in the Restructuring Agreement. The Company has met one of the three criteria by the applicable deadline. If the other two criteria are not met by their applicable deadlines, an event of default could occur.

As part of the debt restructuring, the Company agreed to issue 5,000,000 shares of its common stock to AIP Private Capital Inc. as a prepayment of all monitoring fees payable until the Notes are fully repaid or converted.

The foregoing summary of the Restructuring Agreement, the Replacement Note, and the Royalty Note does not purport to be complete and is qualified in its entirety by reference to the Restructuring Agreement and the Notes, which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

ITEM 2.03
Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion set forth in Item 1.01, “Entry into a Material Definitive Agreement” of this Current Report on Form 8-K, which discussion is incorporated herein by this reference.

ITEM 3.02
Unregistered Sales of Equity Securities.

See the discussion set forth in Item 1.01, “Entry into a Material Definitive Agreement” of this Current Report on Form 8-K, which discussion is incorporated herein by this reference. The issuance of the shares of the Company’s common stock, the Replacement Note, and the Royalty Note (and securities issuable upon conversion thereof) were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1	Debt Restructuring Agreement between the Company and AIP
10.2	Secured Convertible Replacement Note Issued by the Company
10.3	Secured Convertible Royalty Note Issued by the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOTA COMMUNICATIONS, INC.

Date: September 23, 2020	By:	/s/ Terrence DeFranco
Name: Terrence DeFranco
Title: Chief Executive Officer